Filed Pursuant to Rule 433

Registration Statement No. 333-186257

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

$300,000,000 0.800% Senior Notes due 2016

$800,000,000 1.550% Senior Notes due 2018

$500,000,000 3.000% Senior Notes due 2023

$1,000,000,000 4.500% Senior Notes due 2043

Issuer:	Berkshire Hathaway Inc.
Trade Date:	January 29, 2013
Settlement Date:	February 11, 2013 (T+9)
Bookrunners:	Goldman, Sachs & Co.
Wells Fargo Securities, LLC

0.800% Senior Notes due 2016

Principal Amount:	$300,000,000
Maturity Date:	February 11, 2016
Issue Price (Price to Public):	99.991%
Gross Spread:	20 bps
Proceeds to Issuer:	$299,373,000
Interest Rate:	0.800% per annum
Benchmark Treasury:	0.375% due January 15, 2016
Benchmark Treasury Yield:	0.428%
Spread to Benchmark Treasury:	37.5 bps
Yield to Maturity:	0.803%
Interest Payment Dates:	Each February 11 and August 11, commencing August 11, 2013
Make-Whole Call:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BG2
ISIN:	US084670BG20

1.550% Senior Notes due 2018

Principal Amount:	$800,000,000
Maturity Date:	February 9, 2018
Issue Price (Price to Public):	99.861%
Gross Spread:	32.5 bps
Proceeds to Issuer:	$796,288,000
Interest Rate:	1.550% per annum
Benchmark Treasury:	0.75% due December 31, 2017
Benchmark Treasury Yield:	0.879%
Spread to Benchmark Treasury:	70 bps
Yield to Maturity:	1.579%
Interest Payment Dates:	Each February 9 and August 9, commencing August 9, 2013
Make-Whole Call:	At any time at Treasury plus 12.5 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BH0
ISIN:	US084670BH03

3.000% Senior Notes due 2023

Principal Amount:	$500,000,000
Maturity Date:	February 11, 2023
Issue Price (Price to Public):	99.154%
Gross Spread:	42.5 bps
Proceeds to Issuer:	$493,645,000
Interest Rate:	3.000% per annum
Benchmark Treasury:	1.625% due November 15, 2022
Benchmark Treasury Yield:	1.999%
Spread to Benchmark Treasury:	110 bps
Yield to Maturity:	3.099%
Interest Payment Dates:	Each February 11 and August 11, commencing August 11, 2013
Make-Whole Call:	At any time at Treasury plus 15 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BJ6
ISIN:	US084670BJ68

4.500% Senior Notes due 2043

Principal Amount:	$1,000,000,000
Maturity Date:	February 11, 2043
Issue Price (Price to Public):	98.686%
Gross Spread:	75 bps
Proceeds to Issuer:	$979,360,000
Interest Rate:	4.500% per annum
Benchmark Treasury:	2.75% due August 15, 2042
Benchmark Treasury Yield:	3.181%
Spread to Benchmark Treasury:	140 bps
Yield to Maturity:	4.581%
Interest Payment Dates:	Each February 11 and August 11, commencing August 11, 2013
Make-Whole Call:	At any time at Treasury plus 20 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BK3
ISIN:	US084670BK32

Settlement Period: The closing will occur on February 11, 2013, which will be the ninth business day after the date of this pricing term sheet (“T+9”). Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the next five succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or Wells Fargo Securities, LLC at (800) 326-5897.